Exhibit 10.4

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

Term Sheet

This Term Sheet, dated June 7, 2016 (the "Effective Date") sets out the agreed business conditions for carrying out the Transaction (as defined below) between Belvit Pharma LLC and Therapix Biosciences Ltd. ("Therapix", and together with “Belvit”, the "Parties").

The Parties	(1)	Therapix Biosciences Ltd., company no. 51-358165-2, a public company whose shares are listed for trading on the Tel Aviv Stock Exchange Ltd. ("TASE").

	(2)	Belvit Pharma LLC, company no. CHE-244.733.741 a private company incorporated in Wallisellen, Zurich, engages mainly in the field of pharmaceuticals.

The Transaction

Belvit shall grant Therapix an irrevocable, worldwide, exclusive, royalty-bearing, sublicensable license to use the Belvit Low-Dose Technology (as defined below), for the purpose of Development, manufacturing, sale, distribution, marketing and commercialization of the Belvit Low-Dose Technology (as defined below) (the "License").

In addition to the License, if, and each time, during the period of twenty four (24) months as of the Effective Date, Belvit receives an offer by a third party with respect to any commercial exploitation of the Belvit Normal-Dose Technology (as defined below), including any sale, license or grant of any other rights by Belvit with respect thereto (the "Transaction"), Belvit shall be required to first inform Therapix of such offer (the "Notice") and should Therapix have an interest in pursuing the Transaction set forth therein it shall notify Belvit. Thereafter the parties shall negotiate in good faith a definitive agreement with respect to such Transaction. If Therapix fails to answer the Notice within [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] days or otherwise the parties fails to reach a definitive agreement in good faith, Belvit shall be entitled to enter into Transaction with third party but in any event not under terms better than those offered by Therapix. The right shall apply during the 24 months with respect to any Transaction. The right shall be further described in details in the Definitive Agreements.

" Belvit Low-Dose Technology" shall mean Belvit patent, knowhow and proprietary and confidential technology, of low-dose [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], as further detailed in Exhibit A attached hereto.

" Belvit Normal-Dose Technology" shall mean Belvit patent, knowhow and proprietary and confidential technology of normal-dose [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], as further detailed in Exhibit B attached hereto.

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The Belvit Low-Dose Technology shall be considered the "Belvit Technology". To the extent that the Option is exercised than the Belvit Normal-Dose Technology shall be deemed part of the Belvit Technology.

Transaction Consideration	(i)	Therapix shall pay for all costs and expenses associated with the Development (as further detailed in the paragraph entitled "Development" below).

	(ii)	Therapix shall pay for all costs and expenses associated with the PK Study/ Bioavailability Study in healthy volunteers.

(iii)

Therapix shall pay Belvit [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] royalties from net sales earned by or on behalf of Therapix, on sales of products under the License, as shall be defined in the Definitive Agreement.

(iv)

Belvit shall pay Therapix [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] royalties from any income it receives from other uses of the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] not considered Belvit Technology.

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Development

Therapix and Belvit will partner to develop the Belvit Technology (the "Development"). Belvit will be responsible for the formulation development. The estimated expenses and schedule for the Development are further detailed in Exhibit C attached hereto.

The Development shall include, without limitation, the following stages: [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Belvit will assist Therapix with identifying and recruiting a CMO.

Therapix shall manage and be responsible for the Pharmacokinetics (PK)/Bioavailability Study in healthy volunteers. Belvit shall have a right to use the Pharmacokinetics (PK)/Bioavailability Study result.

The Parties estimate that the Development will continue for a period of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and that the cost will be [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] (based on [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] quotation), excluding out of pocket expenses. The cost is mainly attributed to the engagement of a CMO [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

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Intellectual Property	1.

Belvit represents that it owns or controls all rights to the patent, knowhow and intellectual property and the Belvit Technology under the License or the Option, free and clear of all claims, liens or encumbrances; and is unaware of any rights superior which would prevent Therapix from fully exercising its rights under the License or the Option. To the best knowledge of Belvit, there is no pending suit on grounds of alleged infringement, counterfeiting or passing off of intellectual property rights relating to the Belvit Technology of any other person.

	2.	For as long as the License is in force, both parties shall fund the filing, prosecution and maintenance of any patent rights pertaining to the License.

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Definitive Agreements	The obligation of the Parties to consummate the Transaction is subject to and conditioned upon the successful completion of the Pharmacokinetics (PK)/Bioavailability Study in healthy volunteers (the "Pilot Completion") and the negotiation and execution of agreements consistent with the terms and conditions described in this Term Sheet, including, without limitation, Option and License Agreement and other documents consistent with the terms hereof (the "Definitive Agreements"), containing such terms and provisions consistent with the terms hereof and as are customarily included in documentation for a transaction of this nature and magnitude and as are otherwise agreed to by the Parties.

Conditions Precedent

The Parties shall enter into Definitive Agreements upon Successful Pilot Completion, Successfully completion of the Pilot to be further defined by Therapix which shall occur on or before 120 days after acceptance of this Term Sheet. The closing of the transactions contemplated hereby (the "Closing") shall occur on the last day of the month in which all of the conditions to closing, as specified in the Definitive Agreements, have been satisfied or waived by the parties thereto (the "Closing Date"). The Closing will be subject to the satisfaction of all customary conditions precedent to closing, which shall be identified in the Definitive Agreements, and shall include, without limitation:

(1)	completion of a due diligence process of the Belvit Technology to the satisfaction of the Therapix;

(2)	receipt the approval of relevant organs of both Parties according to the Companies Law and any applicable regulations; and

(3)	completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and the TASE (and the OTCQB, if required).

Representations, Warranties, Covenants	The Definitive Agreements will contain representations, warranties, covenants and indemnities customary for transactions of this type, which shall survive for an agreed-upon period of time following the closing of the Transaction.

Expenses	Each Party will bear its own expenses in connection with the Transaction, in accordance with the terms hereof.

Confidentiality	The existence of this Term Sheet and any materials delivered to Therapix pursuant hereto, will be subject to the Confidentiality Agreement by and between the Parties attached hereto as Exhibit D (the "Confidentiality Agreement").

Exclusive Dealings

The Parties acknowledge that Therapix will devote substantial additional time and substantial resources in connection with drafting and negotiating this Term Sheet, the Definitive Agreements and seeking the approval of the Transaction by its organs. As consideration for Therapix incurring the time and costs in investigating the Transaction, Belvit hereby grants Therapix the sole and exclusive right to negotiate with respect to the Belvit Technology and the License and the Option for a period of forty five (45) days following the later of the date hereof or the Pilot Completion (the "Exclusivity Period").

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During the Exclusivity Period, neither Belvit nor any of its shareholders, their respective affiliates or any of their respective officers, directors, employees, agents or representatives (collectively, "Representatives") will, directly or indirectly, (a) (i) solicit, initiate or encourage any inquiries, discussions or proposals regarding, (ii) continue, propose or enter into negotiations or discussions with respect to, or (iii) enter into any agreement or other understanding or arrangement with respect to, (x) an acquisition, business combination, financing or a purchase of all or any portion of the shares or assets of Belvit or any of its affiliates, whether by merger or otherwise, or (y) any transaction that could reasonably be expected to impede, interfere with, prevent, materially delay or limit any benefit to Therapix or its affiliates of the Transaction (the transactions and other matters described in clauses (x) and (y) above are hereinafter referred to as an "Alternative Transaction") or (b) except as required by law, (i) provide any information to any other person or entity not customarily disclosed to such person or entity concerning its business and properties for the purpose of making, evaluating, or determining whether to make or pursue any inquiries or proposals with respect to any Alternative Transaction or (ii) afford to any person or entity access to its properties, books or records, or otherwise assist or encourage any person or entity in connection with the foregoing.

Each party shall be responsible for any breach of the foregoing covenants by any of its officers, directors, employees, shareholders, agents or Representatives. In the event that after the date of this Term Sheet, either Belvit or any of its shareholders receives or becomes aware of a proposal relating to any possible Alternative Transaction, Belvit or such shareholder, as the case may be, will promptly notify Therapix in writing of the existence of such proposal.

Termination

This Term Sheet will terminate upon the earliest to occur of the following (the "Termination Date"): (a) the date on which either Party shall notify the other that it no longer wants to pursue the Transaction because it is unable to obtain the approval of this Term Sheet by its shareholders after using its best commercial efforts to do so; (b) the execution and delivery of the Definitive Agreements; and (c) the date that the Parties mutually agree in writing to terminate this Term Sheet.

Upon termination hereof, this Term Sheet will be deemed null, void and of no further force or effect, and all obligations and liabilities of the Parties under this Term Sheet or otherwise related to the Transaction will terminate; except for the obligations set forth in the paragraph entitled "Confidentiality".

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Governing Law & Jurisdiction	This Term Sheet, the rights and obligations of the Parties, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of the State of Israel, without regard to conflict of law principles. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Term Sheet or for recognition or enforcement of any judgment relating thereto.

Binding Term Sheet	This Term Sheet constitutes a legal obligation of each Party towards the other with respect to the Transaction, provided, however, that this Term Sheet and any Definitive Agreement are subject to the approval of applicable corporate organs of Therapix.

In witness whereof the Parties have set their hands:

/s/ Toni R. Staub	/s/ Elran Haber
Belvit Pharma LLC Toni R. Staub, CEO	Therapix Biosciences Ltd. Elran Haber, CEO

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Exhibit A

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit B

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit C

Development Schedule

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Exhibit D

Mutual Non-Disclosure Agreement

This Mutual Non-Disclosure Agreement (this "Agreement") is entered into this 16 day of June 2015 by and between Therapix Biosciences Ltd. ("Therapix") having its principal place of business at 5 Azrieli Center (Square Tower), Tel-Aviv 6702501, Israel, and Belvit Pharma LLC a Swiss company, with its registered office at Burglistrasse 39, 8304 Wallisellen, Switzerland (‘‘Belvit”) and together with Therapix, the "Parties").

WHEREAS, each of the Parties owns, possesses or has developed certain technical and business information relating to the technology, business, products and product plans of such Party, its affiliates and/or of third parties; and in connection with and for the purpose of discussions towards a business relationship between the Parties (the "Purpose"), each of the Parties (the "Discloser") is willing to disclose to, and the other Party (the "Recipient") may otherwise have access to and acquire, Confidential Information (as defined below).

NOW, THEREFORE, the Parties hereby agree as follows:

1. Definition. "Confidential Information" shall mean any information and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form or in any other form, designated by Discloser as proprietary and/or confidential, disclosed and/or made available by Discloser to Recipient or otherwise acquired by Recipient as a result of or in connection with this Agreement and/or the Parties' discussions (whether prior to the execution hereof or thereafter).

Confidential Information shall include, without limitation, proprietary. business, financial, technical, clinical, development, experimental, formula, design, specifications, product (actual or planned and any derivatives thereof), marketing, sales, strategy, prices, customers, operating, employees, performance, cost, know-how, research, technique and process information, records and results, trade secrets, patents, patent applications, copyrights, ideas, improvements and inventions (whether patentable or not) and other works of authorship, and all record bearing media containing or disclosing such information and techniques. When appropriate, the term "Confidential Information" shall also include samples, models and prototypes, or parts thereof. The Parties' discussions and the terms thereof shall be further deemed Confidential Information hereunder.

The confidentiality obligations of this Agreement shall not apply to any information that the Recipient can document (a) is already or becomes in the public domain through no fault of Recipient or a breach of this Agreement; (b) was, as between the Parties, lawfully in Recipient's possession prior to receipt from Discloser; (c) is received by Recipient independently from a third party free to lawfully disclose such information to Recipient; or (d) is independently developed by Recipient without use or reference of Confidential Information. Confidential Information shall not be deemed to be in the public domain merely because any pan of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public.

A disclosure by Recipient of Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that Recipient shall provide Discloser with prompt prior written notice thereof to enable Discloser to seek a protective order or otherwise prevent or contest such disclosure.

Belvit specifically acknowledges and understands that Therapix is a public company traded on the Tel-Aviv Stock Exchange. Accordingly, (a) Therapix's Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations; and (b) Therapix is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' discussions, such disclosure not to be deemed a breach of this Agreement.

2. Restrictions. All Confidential Information delivered, made available or otherwise acquired pursuant to this Agreement (a) shall not be copied, duplicated, distributed, disseminated or made available in any way or form by Recipient (or so allowed, aided or enabled by Recipient); (b) shall be maintained in confidence and in a place and manner that ensures such confidentially (which in any event shall be not less than customary industry standards), and may only be disclosed to those employees of Recipient who have a need to know and who have executed an obligation of confidentiality and restriction of use similar to the terms hereof; and (c) shall not be used or exploited by Recipient, directly or indirectly, for any purpose, except for the Purpose.

3. Duration. Recipient’s obligations hereunder with respect to each item of Confidential Information shall expire seven (7) years from the date of receipt by Recipient, or such longer period if trade secret protection applies.

4. Term. This Agreement shall be effective as of the date stated above and shall terminate twelve (12) months from its effective date, unless earlier terminated, with respect to future disclosures, upon thirty (30) days' prior written notice, and provided, however that the provisions of Section 3 above and Sections 5-8 below shall survive the termination or expiration of this Agreement.

5. Return of Materials. Promptly following the earlier of (i) termination or expiration of this Agreement; and (ii) within seven (7) days following a written request by the Discloser at any time, Recipient will deliver to Discloser all Confidential Information and all documents or media containing any such Confidential Information and any and all copies or extracts thereof (or shall have such documentation and/or media destroyed and shall so confirm in writing, at Discloser's sole discretion).

6. Mutual Disclaimers; No Proprietary Rights. The Parties shall have no obligation to enter into any further agreement with each other. Nothing herein shall be deemed to create any principal/agent, employee-employer, joint venture or other business relationship between the Parties. It is understood and agreed that Confidential Information is provided "AS IS". No warranties, express or implied, of any kind are given by Discloser with respect to Confidential Information provided hereunder. The Parties also understand that all Confidential Information shall remain the sole property of Discloser (or its respective owner(s)), and that no patent, copyright, trademark or other proprietary right or license is granted by this Agreement. Recipient understands that nothing herein requires the disclosure of any Confidential Information, which shall be disclosed, if at all, solely at the option of the Discloser.

7. Injunctive and Other Relief; No Derogation of Rights.

Since a breach by Recipient of any of the promises or agreements contained herein may result in irreparable and continuing damage to Discloser for which there may be no adequate remedy at law, Discloser shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate) in any competent court worldwide. Nothing in this Agreement shall be construed as derogating from any right or remedy that the Discloser may be entitled to under applicable law.

8. General. This Agreement shall bind and inure to the benefit of the Parties and their successors and assigns. Neither Party may transfer or assign any rights or obligations under this Agreement without the prior written consent of the other Party, except to a successor in interest who is not a competitor of the other Party. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. No modification or amendment of this Agreement will be valid unless executed by both Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought and to such extent set forth therein; no failure or delay in enforcing any right will be deemed a waiver. The laws of the State of Israel shall govern this Agreement, and, subject to the provisions of Section 7 above, the competent courts of the Tel Aviv-Jaffa district shall have exclusive jurisdiction in any matter arising out of or relating to this Agreement.

/s/ Elran Haber

THERAPIX BIOSCIENCES LTD.

Name:	Elran Haber
Title:	VP Business Strategy

/s/ Toni R. Staub

BELVIT PHARMA LLC

Name:	Toni R. Staub
Title:	CEO